Exhibit 99.1

FOR IMMEDIATE RELEASE                Contact:
Jack McGinnis
+1.414.906.7977
jack.mcginnis@manpowergroup.com

ManpowerGroup Reports 3rd Quarter 2018 Results

MILWAUKEE, October 19, 2018 -- ManpowerGroup (NYSE: MAN) today reported that net earnings per diluted share for the three months ended September 30, 2018 were $2.43 compared to $2.04 in the prior year period. Net earnings in the quarter were $158.0 million compared to
$137.7 million a year earlier. Revenues for the third quarter were $5.4 billion, a decrease of 1% from the year earlier period.

Financial results in the quarter were impacted by the stronger U.S. dollar relative to foreign currencies compared to the prior year period. On a constant currency basis, revenues increased 1% and net earnings per diluted share increased 21%. Earnings per share in the quarter were negatively impacted 4 cents by changes in foreign currencies compared to the prior year.

Jonas Prising, ManpowerGroup Chairman & CEO, said, “Our third quarter results reflect a more challenging economic environment than we had anticipated, in particular for some countries in Europe. While we are cautious on our outlook, we are confident in our ability to manage in a more uncertain environment. We believe our market leading global footprint and diversified business mix, enabled by technology, will continue to serve us well as access to human capital and workforce agility remains a strategic priority for employers globally.

“We are anticipating the fourth quarter of 2018 diluted net earnings per share to be in the range of $2.15 to $2.23, which includes an estimated unfavorable currency impact of 5 cents. This includes an estimated one-time negative impact of 27 cents related to reduced gross profit in France.” Prising stated.

Net earnings for the nine months ended September 30, 2018 were $398.4 million, or $6.03 per diluted share compared to net earnings of $329.1 million, or $4.84 per diluted share in the prior year. The year to date period included restructuring costs which reduced earnings per share by 45 cents. The prior year to date period included restructuring costs which reduced earnings per share by 41 cents and discrete income tax benefits which increased earnings per share by 19 cents. Revenues for the nine-month period were $16.6 billion, an increase of 8% from the prior year in reported U.S. dollars or 4% in constant currency. Earnings per share for the nine-month period were positively impacted 19 cents by changes in foreign currencies compared to the prior year, or 23 cents excluding the restructuring costs.

In conjunction with its third quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on October 19, 2018 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpowergroup.com/ in the section titled “Investor Relations.”

Supplemental financial information referenced in the conference call can be found at

http://investor.manpowergroup.com/ .

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands - Manpower®, Experis®, Right Management® and ManpowerGroup® Solutions - creates substantially more value for candidates and clients across 80 countries and territories and has done so for 70 years. In 2018, ManpowerGroup was named one of the World's Most Ethical Companies for the ninth year and one of Fortune's Most Admired Companies for the sixteenth year, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup is powering the future of work: www.manpowergroup.com

Forward-Looking Statements

This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2017, which information is incorporated herein by reference.

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ManpowerGroup 100 Manpower Place, Milwaukee, WI 53212 USA Phone +1.414.961.1000 www.manpowergroup.com

ManpowerGroup
Results of Operations
(In millions, except per share data)

	Three Months Ended September 30
			% Variance
			Amount	Constant
	2018	2017	Reported	Currency
	(Unaudited)
Revenues from services (a)	$5,418.7	$5,464.8	-0.8%	1.3%
Cost of services	4,528.1	4,564.2	-0.8%	1.3%
Gross profit	890.6	900.6	-1.1%	1.0%
Selling and administrative expenses	673.9	671.9	0.3%	2.5%
Operating profit	216.7	228.7	-5.2%	-3.4%
Interest and other expenses	11.8	11.7	0.4%
Earnings before income taxes	204.9	217.0	-5.5%	-4.0%
Provision for income taxes	46.9	79.3	-40.7%
Net earnings	$158.0	$137.7	14.7%	16.6%
Net earnings per share - basic	$2.45	$2.06	18.9%
Net earnings per share - diluted	$2.43	$2.04	19.1%	21.1%
Weighted average shares - basic	64.5	66.8	-3.5%
Weighted average shares - diluted	65.0	67.6	-3.9%

(a) Revenues from services include fees received from our franchise offices of $6.2 million and $6.4 million for the three months ended September 30, 2018 and 2017, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $278.7 million and $272.9 million for the three months ended September 30, 2018 and 2017, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Three Months Ended September 30
			% Variance
			Amount	Constant
	2018	2017	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$633.2	$659.9	-4.0%	-4.0%
Other Americas	406.8	401.6	1.3%	11.7%
	1,040.0	1,061.5	-2.0%	1.9%
Southern Europe:
France	1,460.6	1,481.7	-1.4%	-0.6%
Italy	410.2	386.1	6.3%	7.2%
Other Southern Europe	460.8	450.6	2.2%	4.3%
	2,331.6	2,318.4	0.6%	1.7%
Northern Europe	1,287.1	1,367.9	-5.9%	-3.9%
APME	713.0	665.4	7.2%	10.3%
Right Management	47.0	51.6	-8.9%	-7.5%
	$5,418.7	$5,464.8	-0.8%	1.3%
Operating Unit Profit:
Americas:
United States	$33.2	$43.5	-23.7%	-23.7%
Other Americas	18.1	16.0	12.7%	21.7%
	51.3	59.5	-13.8%	-11.4%
Southern Europe:
France	78.8	77.6	1.5%	2.3%
Italy	25.7	24.2	6.0%	6.7%
Other Southern Europe	17.1	16.2	6.1%	8.3%
	121.6	118.0	3.1%	4.0%
Northern Europe	40.5	49.8	-18.6%	-16.8%
APME	32.4	27.4	18.1%	20.9%
Right Management	6.5	8.1	-19.1%	-18.2%
	252.3	262.8
Corporate expenses	(26.3)	(25.3)
Intangible asset amortization expense	(9.3)	(8.8)
Operating profit	216.7	228.7	-5.2%	-3.4%
Interest and other expenses (b)	(11.8)	(11.7)
Earnings before income taxes	$204.9	$217.0

(a) In the United States, revenues from services include fees received from our franchise offices of $3.7 million and $3.9 million for the three months ended September 30, 2018 and 2017, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $169.9 million and $164.3 million for the three months ended September 30, 2018 and 2017, respectively.

(b) The components of interest and other expenses were:
	2018	2017
Interest expense	$10.2	$12.6
Interest income	(1.5)	(1.2)
Foreign exchange loss	3.0	0.1
Miscellaneous expenses, net	0.1	0.2
	$11.8	$11.7

ManpowerGroup
Results of Operations
(In millions, except per share data)

	Nine Months Ended September 30
			% Variance
			Amount	Constant
	2018	2017	Reported	Currency
	(Unaudited)
Revenues from services (a)	$16,598.0	$15,396.8	7.8%	3.6%
Cost of services	13,899.3	12,846.7	8.2%	3.9%
Gross profit	2,698.7	2,550.1	5.8%	2.2%
Selling and administrative expenses	2,119.9	1,998.3	6.1%	2.4%
Operating profit	578.8	551.8	4.9%	1.3%
Interest and other expenses	38.4	38.5	-0.5%
Earnings before income taxes	540.4	513.3	5.3%	1.5%
Provision for income taxes	142.0	184.2	-22.9%
Net earnings	$398.4	$329.1	21.0%	17.2%
Net earnings per share - basic	$6.08	$4.89	24.3%
Net earnings per share - diluted	$6.03	$4.84	24.6%	20.7%
Weighted average shares - basic	65.6	67.3	-2.6%
Weighted average shares - diluted	66.1	68.1	-2.8%

(a) Revenues from services include fees received from our franchise offices of $17.6 million and $17.5 million for the nine months ended September 30, 2018 and 2017, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $789.4 million and $759.3 million for the nine months ended September 30, 2018 and 2017, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Nine Months Ended September 30
			% Variance
			Amount	Constant
	2018	2017	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$1,890.0	$1,992.7	-5.2%	-5.2%
Other Americas	1,225.1	1,151.9	6.4%	11.8%
	3,115.1	3,144.6	-0.9%	1.1%
Southern Europe:
France	4,397.1	3,975.5	10.6%	3.3%
Italy	1,266.8	1,047.0	21.0%	12.9%
Other Southern Europe	1,413.7	1,235.5	14.4%	8.4%
	7,077.6	6,258.0	13.1%	5.9%
Northern Europe	4,097.9	3,888.3	5.4%	-0.3%
APME	2,158.0	1,941.2	11.2%	9.7%
Right Management	149.4	164.7	-9.3%	-11.1%
	$16,598.0	$15,396.8	7.8%	3.6%
Operating Unit Profit:
Americas:
United States	$98.1	$114.3	-14.2%	-14.2%
Other Americas	52.8	41.4	27.6%	33.6%
	150.9	155.7	-3.1%	-1.5%
Southern Europe:
France	209.5	198.9	5.4%	-0.9%
Italy	82.8	70.0	18.2%	10.3%
Other Southern Europe	48.7	41.4	17.7%	13.8%
	341.0	310.3	9.9%	3.6%
Northern Europe	81.8	94.7	-13.7%	-16.0%
APME	87.5	70.8	23.4%	22.0%
Right Management	23.4	25.4	-7.8%	-8.8%
	684.6	656.9
Corporate expenses	(79.0)	(79.5)
Intangible asset amortization expense	(26.8)	(25.6)
Operating profit	578.8	551.8	4.9%	1.3%
Interest and other expenses (b)	(38.4)	(38.5)
Earnings before income taxes	$540.4	$513.3

(a) In the United States, revenues from services include fees received from our franchise offices of $10.8 million and $11.0 million for the nine months ended September 30, 2018 and 2017, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $485.6 million and $487.6 million for the nine months ended September 30, 2018 and 2017, respectively.

(b) The components of interest and other expenses were:
	2018	2017
Interest expense	$37.1	$36.4
Interest income	(4.1)	(3.4)
Foreign exchange loss	2.8	0.4
Miscellaneous expenses, net	2.6	5.1
	$38.4	$38.5

ManpowerGroup
Consolidated Balance Sheets
(In millions)

	Sep. 30	Dec. 31
	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$682.6	$689.0
Accounts receivable, net	5,331.3	5,370.5
Prepaid expenses and other assets	150.4	111.7
Total current assets	6,164.3	6,171.2
Other assets:
Goodwill	1,315.6	1,343.0
Intangible assets, net	256.0	284.0
Other assets	839.4	927.7
Total other assets	2,411.0	2,554.7
Property and equipment:
Land, buildings, leasehold improvements and equipment	627.5	633.4
Less: accumulated depreciation and amortization	477.5	475.7
Net property and equipment	150.0	157.7
Total assets	$8,725.3	$8,883.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,248.7	$2,279.4
Employee compensation payable	212.6	230.6
Accrued liabilities	447.7	490.9
Accrued payroll taxes and insurance	717.0	794.7
Value added taxes payable	525.4	545.4
Short-term borrowings and current maturities of long-term debt	41.2	469.4
Total current liabilities	4,192.6	4,810.4
Other liabilities:
Long-term debt	1,037.5	478.1
Other long-term liabilities	685.0	737.5
Total other liabilities	1,722.5	1,215.6
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,326.9	3,302.6
Retained earnings	3,060.7	2,713.0
Accumulated other comprehensive loss	(393.2)	(288.2)
Treasury stock, at cost	(3,270.1)	(2,953.7)
Total ManpowerGroup shareholders' equity	2,725.5	2,774.9
Noncontrolling interests	84.7	82.7
Total shareholders' equity	2,810.2	2,857.6
Total liabilities and shareholders' equity	$8,725.3	$8,883.6

ManpowerGroup
Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended
	September 30
	2018	2017
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$398.4	$329.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	64.8	62.3
Deferred income taxes	(9.5)	40.4
Provision for doubtful accounts	15.5	13.7
Share-based compensation	19.5	21.4
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(140.8)	(399.5)
Other assets	31.8	(7.5)
Other liabilities	(77.7)	227.6
Cash provided by operating activities	302.0	287.5
Cash Flows from Investing Activities:
Capital expenditures	(39.8)	(40.2)
Acquisitions of businesses, net of cash acquired	(8.2)	(27.3)
Proceeds from the sale of investments, property and equipment	7.8	11.9
Cash used in investing activities	(40.2)	(55.6)
Cash Flows from Financing Activities:
Net change in short-term borrowings	(5.0)	(2.4)
Proceeds from long-term debt	583.3	0.1
Repayments of long-term debt	(408.3)	(0.3)
Payments for debt issuance costs	(2.4)	—
Payments of contingent consideration for acquisitions	(18.6)	(12.9)
Proceeds from share-based awards and other equity transactions	4.7	40.8
Payments to noncontrolling interests	(1.9)	—
Other share-based award transactions	(17.3)	(18.2)
Repurchases of common stock	(299.2)	(178.0)
Dividends paid	(66.0)	(62.2)
Cash used in financing activities	(230.7)	(233.1)
Effect of exchange rate changes on cash	(37.5)	69.6
Change in cash and cash equivalents	(6.4)	68.4
Cash and cash equivalents, beginning of period	689.0	598.5
Cash and cash equivalents, end of period	$682.6	$666.9